UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 4, 2014 (July 30, 2014)

Good Times Restaurants, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into Material Definitive Agreements

On July 30, 2014, Good Times Drive Thru Inc. (the “Borrower”), the wholly-owned subsidiary of Good Times Restaurants Inc. (“Good Times”), entered into a Development Line Loan and Security Agreement (the “Loan Agreement”) with United Capital Business Lending (“Lender”), pursuant to which Lender agreed to loan Borrower up to $2,100,000 (the “Loan”) and entered into a Collateral Assignment of Franchise Agreements, Management Agreement and Partnership Interests (the “Collateral Assignment”) with Lender. As of July 30, 2014, Borrower has borrowed approximately $196,000 under the Loan Agreement.  In addition, on July 30, 2014, Good Times entered into a Guaranty Agreement (“the Guaranty Agreement”) with Lender, pursuant to which Good Times guaranteed the repayment of the Loan.  The Loan Agreement, Collateral Assignment, Notes (as defined below) and Guaranty Agreement are referred to herein as the “Loan Documents.”

Under the terms of the Loan Agreement, Borrower may use up to $750,000 of the Loan to purchase a Point of Sale System and up to $1,350,000 of the Loan for the development of three new Good Times restaurants.   Borrower may request disbursements under the Loan Agreement for development costs of Good Times restaurants on or before July 1, 2015.  In connection with each disbursement under the Loan Agreement, Borrower shall execute a Promissory Note (the “Notes”) in the full amount of each disbursement request.  The Notes incur interest at a rate of 6.69% per annum, are repayable in monthly installments of principal and interest over 84 months, and contain other customary terms and conditions.  The Notes are subject to certain prepayment fees ranging between 1% and 3% of the unpaid balance at such time if Borrower repays a Note in certain circumstances prior to the thirty seventh monthly installment under such Note.

The Loan Agreement and Notes contain customary representations, warranties and affirmative and negative covenants, including without limitation, covenants to maintain certain insurance coverage and to maintain a certain debt service coverage ratio, leverage ratio, and quick ratio.

After the occurrence and during the continuation of an event of default, interest on the Notes will accrue at a rate of 11.69% per annum and Lender may declare the unpaid principal balance of the Notes, together with accrued but unpaid interest, immediately due and payable. An event of default under the Loan Documents includes, but is not limited to, any of the following: failure to pay principal or interest when due, breach of any representation or warranty in the Loan Documents, commencement of dissolution or liquidation proceedings by Good Times or the Borrower, insolvency or bankruptcy of Good Times or the Borrower, or failure of Good Times or the Borrower to comply with any material term of the Loan Documents.

The Loan Agreement and Notes are secured by substantially all of the Borrower’s assets, including, but not limited to its interest in Fast Restaurants Co-Development Limited Partnership and all distributions and proceeds relating to such partnership interest.

Good Times has provided customary representations and warranties and made customary affirmative and negative covenants to Lender pursuant to the terms of the Guaranty Agreement, including without limitation, a covenant to not, without Lender’s prior written consent, (a) enter into or be a party to a merger, consolidation, reorganization, or exchange of stock or assets, (b) transfer or assign assets which could result in a material adverse change to the business, (c) permit the sale or encumbrance of the Borrower, (d) incur additional indebtedness in excess of $100,000, except as previously disclosed to Lender or unsecured trade accounts incurred in the ordinary course of business, or (e) materially modify or amend, or permit Borrower to modify or amend, any term or condition of any franchise, lease, management, employment, development, limited partnership forbearance or use or licensing agreement to which Good Times or Borrower is a party.

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The foregoing brief descriptions of the Loan Documents are qualified in their entirety by reference to the complete text of the Loan Documents filed as exhibits to this report.

On August 4, 2014, the Good Times issued a press release disclosing the transactions described in this Current Report on Form 8-K, which is attached hereto as Exhibit 99.1.

Item 2.03.

Creation of a Direct Financial Obligation.

The description of the terms and conditions of the Loan Documents in Item 1.01 on this Form 8-K are incorporated herein by reference.

Item 9.01.

Exhibits.

(d)

Exhibits.  The following exhibits are filed as part of this report:

Exhibit	Description

10.1*	Development Line Loan and Security Agreement

10.2*	Collateral Assignment of Franchise Agreements, Management Agreement, and Partnership Interests

10.3*	Promissory Note

10.4*	Guaranty Agreement

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date:  August 4, 2014

By:  /s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

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